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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):               January 10, 2003






                                   LIBBEY INC.
             (Exact name of registrant as specified in its charter)


        Delaware                        1-12084                  34-1559357
(State of incorporation)        (Commission File Number)       (IRS Employer
                                                             identification No.)

     300 Madison Avenue
        Toledo, Ohio                                                    43604
(Address of principal executive offices)                              (Zip Code)


       Registrant's telephone number, including area code: (419) 325-2100





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ITEM 5.  OTHER EVENTS

On January 10, 2003 Libbey Inc. (the "Company") through a press release announced that it will increase its regular quarterly dividend from 7.5 cents per share to 10 cents per share in 2003. This 33.3 percent increase will take the annual dividend from 30 cents per share to 40 cents per share, resulting in an annual dividend yield of 1.5% based on the closing price on January 9, 2003. On January 10, 2003, the Board of Directors declared a quarterly cash dividend of 10 cents per share to be paid on March 4, 2003, to shareholders of record as of February 11, 2003. As of January 9, 2003, Libbey had 14,631,277 shares outstanding.

The Company also announced that it would expect to begin a pattern of regular increases in dividends. However, the declaration of future dividends is within the discretion of the Board of Directors of the Company and will depend upon, among other things, business conditions, earnings and the financial condition of the Company.

On January 13, 2003 the Company through a press release announced a meeting with security analysts and investors in Chicago, IL, and reviewed recent acquisitions and operational strategies and plans to achieve sales, net income and cash flow growth in 2003.

The Company confirmed that the recent acquisitions of Traex and Royal Leerdam are expected to add $69 to $73 million to revenues in 2003. Expectations are for the acquisitions to be accretive in 2003 by $0.15 to $0.20 per diluted share.

Capital expenditure programs targeted to reduce costs in Libbey's domestic facilities were also reviewed. Libbey plans to make investments of $30 to $35 million over the next three years in new equipment devoted to automating processes and improving efficiencies. Combined with regular maintenance and repair capital expenditures and other investments, total capital expenditures are expected to average $30 million in each of the next three years. Investments in automating inspection processes, ware handling and packaging of Libbey's glassware and other efficiency improving investments are expected to generate $2 million in savings in 2003, growing to $4 to $5 million of annual savings by 2005.

Results for the fourth quarter and full year 2002 are expected to be announced on or about February 6, 2003. Management commented that the fourth quarter should result in a sizable increase in profits and was characterized by:

[ ] a solid sales performance in both the foodservice and retail channels of distribution, while sales to industrial customers remained soft.

[ ] higher maintenance and employee benefit costs negatively impacted gross profit margin, partially offset by lower selling, general and administrative expenses.

These factors should result in diluted earnings per share in the fourth quarter in the range of $0.53 to $0.55, or an approximate 20 percent increase over the fourth quarter of 2001.

Total diluted earnings per share including Traex and Royal Leerdam for 2003 are expected to be in the range of $2.55 to $2.60, as compared to $1.79 to $1.81 in 2002. Excluding the expenses associated with abandoned acquisitions in 2002, full year diluted earnings per share in 2002 are expected to be in the range of $2.34 to $2.36.




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The Company also reviewed its recent announcements on an authorization to repurchase up to 2.5 million shares and the 33% increase in dividend rate to $0.10 per quarter. While the decision to increase the dividend was independent of recently announced proposals to eliminate taxation on dividend income, such an elimination would be one of the factors the Company would consider in the size and timing of future increases in dividend rates.


         (c)      EXHIBITS

          Exhibit
            No.                            Description
          -------                          -----------

            99.1           Text of press release dated January 10, 2003.

            99.2           Text of press release dated January 13, 2003.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                LIBBEY INC.
                                Registrant





Date: January 14, 2003          By:  /s/ Arthur H. Smith
     --------------------          -----------------------------------------
                                   Arthur H. Smith
                                   Vice President, General Counsel and Secretary








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                                  EXHIBIT INDEX

Exhibit No.                    Description                            Page No.
-----------                    -----------                            --------

    99.1        Text of press release dated January 10, 2003             E-1
    99.2        Text of press release dated January 13, 2003             E-3